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                                                                       EXHIBIT 2

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is entered into on May 16, 2000 by and between SD ACQUISITION INC., a Nebraska corporation (the "Buyer"), and TRANSGENOMIC, INC., a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to herein individually as a Party and collectively as the Parties.

     WHEREAS, the Buyer desires to purchase the assets, and assume certain liabilities, of the Seller that are used by Seller in, or otherwise relate to, the manufacture and sale of certain non-life science scientific instruments that are marketed by the Seller under the CETAC Technologies brand (the "CETAC Products"), and Seller desires to sell and convey such assets, subject to such liabilities, all pursuant to the terms and conditions hereof;

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1. DEFINITIONS.

     "ACQUIRED ASSETS" means all of:

          (a) the leaseholds in real property, including all amounts delivered to the lessor by Seller, representing a security deposit with respect to the leaseholds, and the improvements, fixtures, and fittings thereon described in Schedule 1.1 (the "Leases");

          (b) all raw materials, supplies, manufactured and purchased parts, goods in process and finished goods described in Schedule 1.2 (the "Inventory");

          (c) machinery, equipment, furniture, fixtures, vehicles, trailers, leasehold improvements and tools described in Schedule 1.3 (the "Fixed Assets");

          (d) the patents, patent applications, and patent disclosures (including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof), trademarks, service marks, trade dress, logos, trade names, (including all translations, adaptations, derivations, and combinations thereof, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith), copyrights (including applications, registrations, and renewals in connection therewith) that are described in Schedule 1.4 hereof plus any trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals relating directly and exclusively to the manufacture and marketing of the CETAC Products and all tangible embodiments thereof (in whatever form or medium) (the "Intellectual Property");

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          (e) the agreements, contracts, instruments, security interests, guaranties, warranties and other intangible property rights described in
     Schedule 1.5 (the "Intangible Property");

          (f) the accounts, notes and other receivables relating to sales of the CETAC Products occurring after March 31, 2000 (the "Accounts Receivable");

          (g) the permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies relating to the manufacture and sale of the CETAC Products described in Schedule 1.6 (the "Permits");

          (h) the books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the CETAC Products (the "Documents"); and

          (i) all funds held in the Section 125 Employee Reimbursement Accounts for Healthcare and Dependent Care relating to the employees set forth in
     Schedule 3(n) and all related reports from the administrator relating to participants and their balances.

Acquired Assets shall not include any other asset other that those described above and, specifically, shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation or (ii) any of the rights of the Seller under this Agreement.

         "ASSUMED LIABILITIES" means only those Liabilities and obligations of the Seller set forth in Schedule 1.7, including, specifically, all trade liabilities incurred in connection with the manufacture of the CETAC Products after March 31, 2000. Assumed Liabilities do not include (i) any Liability of the Seller for unpaid Taxes for periods prior to the Closing Date, (ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Seller is transferring the Acquired Assets, (iii) any Liability of the Seller for the unpaid Taxes of any Person other than the Seller under Treas. Reg. sec 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (iv) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),
(v) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (vi) any Liability or obligation of the Seller under this Agreement.

     "BUYER" has the meaning set forth in the preface above.

     "BUYER NOTE" has the meaning set forth in Section 2(d) below.


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     "BUYER'S PLAN" has the meaning set forth in Section 4(f) below.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CETAC PRODUCTS" has the meaning set forth in the preface above.

     "CLOSING" has the meaning set forth in Section 2(f) below.

     "CLOSING DATE" has the meaning set forth in Section 2(f) hereof.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the Acquired Assets or otherwise relating to the CETAC Products that is not already generally available to the public.

     "DISCLOSURE SCHEDULES" has the meaning set forth in Section 3 hereof.

     "DWYER GUARANTEE" has the meaning set forth in Section 2(d) hereof.

     "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means CERCLA, RCRA, and the Occupational Safety and Health Act of 1970, as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "FACILITY" has the meaning set forth in Section 2(b) below.

     "IPO" means the initial pubic offering of the Seller's common stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended.

     "KNOWLEDGE" means, with respect to any Party, the actual knowledge of the officers or employees of such Party with responsibility for the matter in question after reasonable investigation.

     "LENDERS" has the meaning set forth in Section 2(h).

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

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     "PARTY" has the meaning set forth in the preface above.

     "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PURCHASE PRICE" has the meaning set forth in Section 2(d) below.

     "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

     "SECURITIES ACT" MEANS the Securities Act of 1933, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens which secure the performance of Assumed Liabilities.

     "SELLER" has the meaning set forth in the preface above.

     "SELLER'S PLAN" has the meaning set forth in Section 3(n) below.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "401(k) ASSETS" has the meaning set forth in Section 4(f) below.

          2. THE TRANSACTION.

           (a) PURCHASE AND SALE OF ACQUIRED ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

           (b) CERTAIN PERSONAL PROPERTY. The office supplies and certain other personal property on the premises of the Seller located generally at 5600 South 42nd Street, Omaha, Nebraska (such premises referred to herein as the "Facility"), including, without limitation, paper products, spare computer parts and other accessories, including additional memory, printer cartridges and such other personal property of Seller, shall be apportioned among the Parties in a mutually agreeable manner.


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           (c) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities as of March 31, 2000.

           (d) PURCHASE PRICE. The Buyer agrees to pay to the Seller at the Closing a purchase price (the "Purchase Price") equal to Six Million and 00/100 Dollars ($6,000,000) adjusted:

               (i) upward in an amount equal to any net increase or downward in an amount equal to any net decrease in the book value of the Inventories as reflected on the Seller's balance sheet as of March 31, 2000 from book value of the Inventories reflected on the Seller's balance sheet as of December 31, 1999 (which the parties stipulate shall equal $2,833,354); provided that no adjustment to the Purchase Price shall be made pursuant to this clause (i) unless any such net increase or decrease in the book value of the Inventories is equal to One Hundred Thousand Dollars ($100,000) or more;

               (ii) upward in an amount equal to any net decrease or downward in an amount equal to any net increase in the aggregate amount of accrued employee vacation liability as reflected on the Seller's balance sheet as of March 31, 2000 from amount of such liability reflected on the Seller's balance sheet as of December 31, 1999; provided that no adjustment to the Purchase Price shall be made pursuant to this clause (ii) unless any such net increase or decrease in such liability is equal to Ten Thousand Dollars ($10,000) or more;

               (iii) upward in an amount equal to all payroll, payroll taxes and other employee benefits costs incurred by the Seller with respect to the employees listed on Schedule 3(n) between April 1, 2000 and the Closing Date; and

               (iv) upward in an amount equal to all other expenses set forth in Schedule 2.4 that are paid or incurred by Seller on behalf of Buyer between April 1, 2000 and the Closing Date ("Paid and Incurred Expenses").

        Payment of the Purchase Price shall be made by delivery to Seller at the Closing of (i) a promissory note in the form attached as Exhibit A hereto in the principal amount of Two Million and 00/100 Dollars ($2,000,000) (the "Buyer Note"), which shall be accompanied by a personal guarantee of Stephen F. Dwyer in the form attached as Exhibit B hereto (the "Dwyer Guarantee") and (ii) cash for the balance of the Purchase Price payable by wire transfer or delivery to Seller's designated account of other immediately available funds.

            (e) ALLOCATION. The Parties agree to allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit C.

            (f) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices Dwyer, Smith, Gardner, Lazer, Pohren, Rogers & Forrest, 8712 West Dodge Road, Suite 400, Omaha, Nebraska 68114


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     commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); PROVIDED, HOWEVER, that the Closing Date shall be no later than May 31, 2000.

             (g) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 8(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in
     Section 8(b) below; (iii) the Seller will execute, acknowledge (if appropriate) and deliver to the Buyer all documents necessary for the effective sale, transfer, conveyance and assignment to the Buyer of the Acquired Assets; (iv) the Buyer will execute, acknowledge (if appropriate) and deliver to the Seller all documents necessary for the effective assumption of the Assumed Liabilities and (v) the Buyer and Stephen Dwyer will deliver to the Seller the consideration specified in Section 2(d) above.

           (h) FINANCING AFTER SELLER'S INITIAL PUBLIC OFFERING.

               (A) Seller acknowledges that Buyer is paying the cash portion of the Purchase Price at the Closing as an accommodation to the Seller and that the Buyer has entered into a loan agreement with one or more lenders (the "Lenders") under which the Buyer has borrowed the funds necessary to pay the cash portion of the Purchase Price along with loan fees and to provide additional working capital to Buyer (the "Buyer Loans"). The Seller agrees that within three days following closing of the IPO, the Seller will pay to the Lenders the full amount of principal and accrued and unpaid interest on the Buyer Loans and will acquire and assume the Buyer Loans as if it were the original lender thereunder.

               (B) In connection with the acquisition of the Buyer Loans by the Seller, the Seller shall be entitled to all security interests in the assets of the Buyer (including, specifically, the Acquired Assets) and any other security interest held by the Lenders in connection with the Buyer Loans and to the personal guarantees of Stephen F. and Nancy Dwyer delivered with respect thereto, each of which shall be assigned and delivered to the Seller in such documents, in a form and substance satisfactory to Seller, as are necessary to provide Seller with the same collateral rights as the Lenders; provided, however, that Seller shall not be entitled to receive the personal guarantees delivered by any person other than Stephen F. and Nancy Dwyer in connection with the Buyer Loans.

               (C) In the event the Seller acquires the Buyer Loans under this
        Section 2(h), the maturity date of the Buyer Note shall be adjusted so that all principal and accrued interest on the Buyer Note is due and payable in full on the same date the Buyer Loan is due and payable and the Buyer Note shall


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          also become secured by each of the security interests described in paragraph B above on a pari passu basis with the Buyer Loans.

                 (D) As a condition to Seller's obligation to acquire the Buyer Loans, Stephen F. Dwyer shall deliver certificates for 1,200,000 shares of Seller's common stock owned by him, along with signed and undated stock powers relating thereto in a form and substance acceptable to Seller, to an escrow agent designated by Seller and grant to such escrow agent the right to sell any and all of such shares to the extent necessary to pay principal and interest on the Buyer Loans and the Buyer Note as and when due, including the acceleration thereof in the event of default. In connection with the foregoing, the Seller agrees to (i) register 1,200,000 shares of the Seller's common stock owned by Stephen F. Dwyer for resale with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act") and (ii) list such shares with the Nasdaq Stock Market for quotation on the Nasdaq National Market or such other market or exchange on which the Seller's common stock is then listed. Registration under the Securities Act shall be made at the same time as the registration of the shares of common stock to be sold by Seller in connection with the IPO.

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedules accompanying this Agreement (the Disclosure Schedules).

          (a) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Seller and (assuming due authorization and delivery by the Buyer) is a valid and binding agreement of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general equitable principles.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, instrument or other arrangement to which the Seller is


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     a party or by which it is bound or to which any of its assets is subject
     (or result in the imposition of any Security Interest upon any of the Acquired Assets). Other than set forth in Schedule 4(c), the Seller is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any governmental or regulatory agency or any other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

          (d) BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (e) TITLE TO ACQUIRED ASSETS. The Seller has good and marketable title to, or a valid leasehold interest in, each of the Acquired Assets free and clear of all Security Interests other than those that will be released at or prior to the Closing.

          (f) LEGAL COMPLIANCE. The Seller and its predecessors have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) relating to the manufacture and marketing of the CETAC Products, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Seller alleging any failure so to comply.

          (g) LEASES. The Seller has delivered to the Buyer correct and complete copies of the Leases listed in Schedule 1.1. Each Lease is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby. The Seller is not in breach or default under any Lease and no event has occurred which, with notice or lapse of time, would constitute a breach or default of the Lease by the Seller or permit termination, modification or acceleration thereof by the respective lessor and no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements, or forbearance programs in effect as to any Lease. All facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

          (h) INTELLECTUAL PROPERTY. The Seller has delivered to the Buyer correct and complete copies of each item of Intellectual Property listed in
     Schedule 1.4. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission each item of the Intellectual Property free and clear of any restriction and has taken all necessary action to maintain and protect each item of Intellectual Property. No item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge limiting its use by the Seller or Seller's ability to convey such Intellectual Property to the Buyer hereunder. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Seller's Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of any item of the Intellectual Property; and Seller has never received any charge, complaint, claim, demand or notice alleging any such interference, infringement,


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     misappropriation or violation (including any claim that it license or refrain from using any intellectual property rights of any third party). To the Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any item of the Intellectual Property and no item of the Intellectual Property interferes with, infringes upon, misappropriates or otherwise comes into conflict with any intellectual property rights of third parties.

          (i) INVENTORIES. The items included in the Inventory are merchantable and fit for the purpose for which they were procured or manufactured, and are not obsolete, damaged or defective.

          (j) INTANGIBLE PROPERTY. The Seller has delivered to the Buyer correct and complete copies of each item of Intangible Property listed in Schedule
     1.5. Each item of Intangible Property is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby. The Seller is not in breach or default under any item of Intangible Property and no event has occurred which, with notice or lapse of time, would constitute a breach or default of an item of Intangible Property by the Seller or permit termination, modification or acceleration thereof by the respective counterparty and no party to any item of Intangible Property has repudiated any provision thereof. There are no disputes, oral agreements or forbearance programs in effect as to any item of Intangible Property.

          (k) PERMITS. The Seller has delivered to the Buyer correct and complete copies of each Permit listed in Schedule 1.6. Each Permit is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transaction contemplated hereby. The Seller is not in breach or default under any Permit and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Seller of any Permit or result in the revocation thereof. There are no disputes, oral agreements or forbearance programs in effect as to any Permit.

          (l) DOCUMENTS. The Documents to be delivered at the Closing include all of the books, records (including all relevant employee records or copies thereof), ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials relating to the CETAC Products.

          (m) PRODUCT LIABILITY AND WARRANTIES. There are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands pending or, to the Seller's Knowledge, threatened arising out of any injury to individuals or property as a result of the ownership, possession or use of any CETAC Product. The Seller has delivered to the Buyer correct and complete copies of each warranty relating to the CETAC products that are included in the Assumed Liabilities (the "Product Warranties"). There are no other express guaranties, warranties or other indemnities beyond the terms and conditions of the Product Warranties.


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          (n) EMPLOYEES AND CERTAIN EMPLOYEE BENEFITS. To the Seller's
     Knowledge, each of its employees listed on Schedule 3(n) hereof plans to become an employee of the Buyer upon consummation of the transaction contemplated by this Agreement. The Seller is not a party to or bound by any collective bargaining agreement, nor has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has committed no unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees listed in
     Schedule 3(n). The 401(k) Plan maintained by the Seller with respect to employees listed in Schedule 3(n) (the "Seller's Plan") complies in all material respects with the applicable provisions of the Code.

          (o) SALES AND COST INFORMATION. The information relating to the sales of CETAC products and costs of materials associated therewith set forth in
     Schedule 3(o) and all financial data and other information provided for or used in connection with determining any purchase price adjustment pursuant to Section 2(d)(i)-(iv) of this Agreement is accurate and complete.

          (p) ENVIRONMENT, HEALTH, AND SAFETY.

              (i) The Seller has complied with all Environmental, Health, and Safety Laws at each of the subject premises under the Leases, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws.

              (ii) Other than as described in Schedule 3(p), neither the Seller nor its predecessors have used or disposed of any substance at any property which is the subject premises under the Leases or exposed any employee or other individual at such locations to any substance or condition in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Buyer for damage to any site, location or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (q) DISCLOSURE. The representations and warranties contained in this
     Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

          (r) INVESTMENT. The Seller (i) understands that the Buyer Note has not been, and will not be, registered under the Securities Act or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions


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     not involving any public offering, (ii) is acquiring the Buyer Note solely for its own account, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters and (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note.

          (s) ASSUMED LIABILITIES. The information relating to the Assumed Liabilities set forth in Schedule 1.7 is accurate and complete.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.

          (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska.

          (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Buyer and (assuming due authorization and delivery by the Seller) is a valid and binding agreement of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by general equitable principles.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or regulatory agency or any other third party in order for the Parties to consummate the transaction contemplated by this Agreement.

          (d) AVAILABILITY OF FUNDS. The Buyer has obtained a firm commitment from Lenders to lend the Buyer the funds necessary to allow the Buyer to consummate the transaction contemplated by this Agreement at the Closing.

          (e) INVESTIGATION BY BUYER. The Buyer has conducted, to its satisfaction, an independent investigation and analysis of the projected operation of its business upon the consummation of the transaction contemplated by this Agreement and has relied exclusively on the results thereof in making any determination as the future operations, financial viability and prospects of its business operations. Buyer has relied on the representations and warranties of the Seller contained herein only with respect to the matters specifically discussed therein.

          (f) EMPLOYEES AND CERTAIN EMPLOYEE BENEFITS. Buyer intends to retain the services of each of employees of the Seller identified on Schedule 3(n) for a period of at least six months after the Closing Date, it being understood by the Seller that the Buyer shall retain all power to discharge individual employees who are not performing on a satisfactory basis. Buyer intends to establish a 401(k) Plan for its employees (including those listed on Schedule 3(n) (the "Buyer's Plan") that will comply in all material respects with the applicable provisions of the Code. Buyer and Buyer's Plan will maintain all accrued benefits and optional forms of benefits with respect to the assets in the Seller's Plan attributable to the accounts of the current employees of Seller who are identified on
     Schedule 3(n) and who become employees of Buyer as of the Closing Date (the "401(k) Assets"), within the meaning of Section 411(d)(6) of the Code.

          (g) BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     5. DISCLAIMER OF WARRANTY. THE BUYER ACKNOWLEDGES AND AGREES THAT ALL ACQUIRED ASSETS ARE BEING ASSIGNED, TRANSFERRED AND CONVEYED TO BUYER ON AN "AS IS, WHERE IS" BASIS, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3 HEREOF, SELLER IS MAKING NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESSED OR IMPLIED, RESPECTING THE ACQUIRED ASSETS AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER.

     6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          (a) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in
     Section 8 hereof).

          (b) NOTICES AND CONSENTS. Each of the Parties will provide such notices to, make such filings, and use its best efforts to obtain any authorizations, consents and approvals of any governmental or regulatory agency or third parties necessary to the consummation of the transaction contemplated by this Agreement.

          (c) OPERATION OF BUSINESS. The Seller will not engage in any practice, take any action or enter into any transaction with respect to the manufacture or marketing of the CETAC Products which are outside the Ordinary Course of Business with respect thereto.

          (d) PRESERVATION OF ACQUIRED ASSETS. The Seller will keep the Acquired Assets substantially intact, including its physical facilities and relationships with lessors, licensors, suppliers, customers and employees.

          (e) ACCOUNTS PAYABLE. On or before the Closing Date the Seller will remit payment to each of its suppliers or venders who have provided goods or services to the Seller relating directly to the manufacture of the CETAC Products so that all supplier or vender accounts are paid as of a date no later than 45 days after relevant invoice date. Buyer agrees that such payments may be made, in whole or in part, from the cash portion of the Purchase Price paid at Closing.

          (f) FULL ACCESS. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller to all Acquired Assets.

          (g) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing, or which could cause, a breach of any of its own representations and warranties contained herein. No disclosure by any Party pursuant to this Section 6(g), however, shall be deemed to amend or supplement any Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

          (h) EXCLUSIVITY. The Seller will not (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the Acquired Assets (other than sales of Inventories made in the Ordinary Course of Business), including any acquisition structured as a merger, consolidation or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

          (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 hereof).

          (b) LITIGATION SUPPORT. In the event, and for so long as, any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Acquired Assets, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense thereof, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense thereof, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
     Section 9 hereof).

          (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate from maintaining the same business relationships with the Buyer after the Closing as such party maintained with the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the CETAC Products to the Buyer from and after the Closing. Buyer and Seller shall each use their best efforts to cooperate with the other, and to cause their respective employees to act accordingly, in order to fulfill the intent and purpose of this Agreement.

          (d) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

          (e) COVENANT NOT TO COMPETE. Seller and Collin J. D'Silva, in his individual capacity, respectively, agree that, for a period of five (5) years following the Closing Date, in any geographic area in which Seller conducts business as of the Closing Date, neither shall, directly or indirectly, alone or in association with others, in the capacity as partner, shareholder or any other legal or beneficial capacity, or otherwise, or through or in connection with any Person:

          (i) Manufacture or sell any product that directly or indirectly competes with any CETAC Product being sold (or contemplated to be sold) by the Seller as of the Closing Date;

          (ii) Solicit, or attempt to solicit, any supplier, vendor, customer or employee of the Buyer;

          (iii) Divert or attempt to divert, for its direct or indirect benefit or for the benefit of any other person, any supplier, vendor, customer, employee or other relevant party from the Buyer;

          (iv) Influence or attempt to influence any supplier, vendors, customer, employee, or other relevant party to change or transfer its business, patronage, employment or other relationship from the Buyer, directly or indirectly, to Seller or to any other Person;

          (v) Assist, be or become involved in or associated with, in any capacity, any Person that manufactures or sells any product that directly or indirectly competes with any CETAC Product being sold (or contemplated to be sold) by the Seller as of the Closing Date; provided, however, that in this provision shall not apply to Seller's ownership of less than 1% of the outstanding securities any publicly-traded corporation which is engaged in any such business;

          (vii) In any other manner interfere with, disrupt or attempt to disrupt the relationship of the Buyer with any customer, supplier, vendor, employee or other relevant party of the Buyer, including the solicitation of any of the foregoing; or

          In the event of a breach or threatened breach under this Section 7(e), each of the Seller and Collin J. D'Silva hereby acknowledges and stipulates that Buyer shall not have an adequate remedy at law, shall suffer irreparable harm, and, therefore, it is mutually agreed and stipulated by the Seller and Collin J. D'Silva that, in addition to any other remedies at law or in equity which the Buyer may have, the Buyer shall be entitled to obtain in a court of law and/or equity a temporary and/or permanent injunction restraining the Buyer or Collin J. D'Silva, as the case may be, from any further violation or breach of the covenants set forth in this
     Section 7(e). In the event that any one or more of the provisions contained herein shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed as limiting and reducing it as determined by a court of competent jurisdiction and shall be enforceable to the extent compatible with applicable law.

          (f) USE OF PREMISES AND SHARE SYSTEMS. The Buyer agrees to allow the Seller and its personnel to continue to occupy the Facility and to conduct its business operations thereat for a period of not less than 120 days after the Closing Date. Buyer will allow Seller full and unimpeded access to computers and other shared systems during the term of co-occupancy. The Buyer and Seller agree to enter into a sublease of such premises on commercially reasonable terms reflecting their co-occupancy thereof during such period and to share systems and services, including but not limited to utilities, and cost thereof on an equitable basis. The Seller agrees to use its best efforts to locate another suitable location for its Omaha, Nebraska operations as soon as practicable after the Closing Date consistent with limiting disruption to its business operations.

          (g) ACCOUNTS RECEIVABLE. The Buyer will use its reasonable best efforts (which includes providing prompt customer support) to assist the Seller in collecting accounts receivable from the sale of the CETAC Products by the Seller prior to April 1, 2000 and in the event that the Buyer receives payment with respect to such accounts receivable, it shall hold such payments in trust for the benefit of the Seller and promptly remit such payments to Seller. Likewise, the Seller will use its reasonable best efforts to assist the Buyer in collecting Accounts Receivable and in the event that the Seller receives payment with respect to such Accounts Receivable, it shall hold such payments in trust for the benefit of the Buyer and promptly remit such payments to Buyer.

          (h) 401(k) ASSETS. Within 30 days following the Closing Date, Seller and Buyer shall enter into a transfer agreement and shall cause the 401(k) Assets in the Seller's Plan to be transferred to the Buyer's Plan.

          (i) COMPLETION OF M6000 ELECTRONIC DOCUMENTATION. The Seller will undertake to complete the M6000 Electronic Documentation according to the specifications in Schedule 7(i).

    8. CONDITIONS TO OBLIGATION TO CLOSE.

             (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties of the Seller set forth in Section 3 hereof shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) the Seller shall have procured all of the third party consents specified in Schedule 3(c);

                 (iv) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling,or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Assets or to utilize them in its business operations;

                 (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 8(a)(i)-(iv) has been satisfied in all respects;

                 (vi) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer and dated as of the Closing Date;

                 (vii) the Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of its business after the Closing;

                 (viii) the Seller shall have entered into an agreement with the Lenders under which Seller has agreed to acquire the Buyer Loans as described in Section 2(h) hereof; and

                 (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

     The Buyer may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

              (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties of the Buyer set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

                 (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 8(b)(i)-(iii) has been satisfied in all respects;

                 (v) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Seller and dated as of the Closing Date; and

                 (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

     The Seller may waive any condition specified in this Section 8(b) if it executes a writing so stating at or prior to the Closing.

        9. INDEMNIFICATION.

             (a) INDEMNIFICATION BY THE SELLER.

                 (i) from and after the Closing Date, the Seller shall defend, indemnify and hold harmless the Buyer and its directors, officers, employees and agents from, and reimburse the aforesaid parties for, any and all Buyer's Damages (defined below) in the manner and to the extent set forth in this Section 9(a).

                 (ii) the term "Buyer's Damages" shall include all losses, costs, expenses (including reasonable attorneys' fees and expenses and other costs and expenses incident to any suit, action, investigation, claim or proceeding), fees, liabilities and damages sustained by the party entitled to indemnity prior to any reimbursement therefor:

                      (A) arising from any breach of a representation or
             warranty of the Seller contained in or made pursuant to this Agreement (except in each case to the extent corrected or disclosed in writing to the Buyer prior to the Closing);

                      (B) resulting from a default in the performance of any
             of the covenants or obligations that the Seller is required to perform under this Agreement (except to the extent corrected or performed by the Seller prior to the Closing);

                      (C) resulting from any claim made with respect to any
             Product Warranties relating to CETAC Products sold by Seller prior to the Closing Date;

                      (D) resulting from or arising in connection with the
             operation of the Seller's business, including the management, control, ownership or operation of the Acquired Assets prior to March 31, 2000;

                      (E) resulting from any Taxes payable with respect to
             Seller's business for the period ending on the Closing Date;

                      (F) which arise from any activities of Seller or Seller's
             employees or agents on Buyer's premises after Closing; and

                      (G) resulting from any environmental claim made against
             the Buyer, or their respective parent corporations, subsidiaries, officers, directors, shareholders and other affiliates by any person or entity (including, but not limited to, claims under CERCLA, RCRA, or other federal, state, local, or foreign environmental laws) arising from events, circumstances, or conditions occurring, or existing on or prior to March 31, 2000 relating to the business of Seller at the Facility, whether disclosed or undisclosed provided however, that Seller shall not be required to pay any Buyer's Damages unless the aggregate amount of such Buyer's Damages exceeds $25,000 (but then to the full extent of such Buyer's Damages). Notwithstanding the foregoing provisions hereof to the contrary, it is understood and agreed that the amount of Buyer's Damages payable by Seller to Buyer hereunder shall in no event exceed the Purchase Price, except, however the amount of any Buyer's Damages pursuant to Section 9(a)(ii)(D) shall not be limited in amount.

             (b) INDEMNIFICATION BY THE BUYER.

               (i) from and after the Closing Date, the Buyer shall indemnify and hold harmless the Seller and its directors, officers, employees and agents from, and reimburse the aforesaid parties for, any and all Seller's Damages (as defined below) in the manner and to the extent set forth in this Section 9(b).

               (ii) the term "Seller's Damages" shall include all losses, costs, expenses (including reasonable attorneys' fees and expenses and other costs and expenses incident to any suit, action, investigation, claim or proceeding), fees, liabilities and damages sustained by the party entitled to indemnity prior to any reimbursement therefor:

                    (A) arising from any breach of a representation or warranty of the Buyer contained in or made pursuant to this Agreement (except in each case to the extent corrected or disclosed in writing to the Seller prior the Closing);

                    (B) resulting from a default in the performance of any of
               the covenants or obligations that the Buyer is required to perform under this Agreement (except to the extent corrected or performed by the Buyer prior to the Closing);

                    (C) resulting from or arising in connection with any Assumed
               Liability as contemplated by this Agreement;

                    (D) resulting from or arising in connection with the
               operation of the Buyer's business, including the management, control, ownership or operation of the Acquired Assets after March 31, 2000;

                    (E) resulting from any Taxes payable with respect to Buyer's business;

                    (F) resulting from any claim which alleges that activities of the Buyer or any sublicensees of Buyer infringe or violate a third party's intellectual property rights.

provided however, that Buyer shall not be required to pay any Seller's Damages unless the aggregate amount of such Seller's Damages exceeds $250,000 (but then to the full extent of such Seller's Damages). Notwithstanding the foregoing provisions hereof to the contrary, it is understood and agreed that the amount of Seller's Damages payable by Buyer to Seller hereunder shall in no event exceed $500,000.

          (c) LEGAL PROCEEDINGS.

               (i) If any legal proceeding shall be instituted, or any claim or demand made, against any indemnified party in respect of which an indemnifying party may be liable hereunder, the indemnified party shall give prompt written notice thereof to the indemnifying party. No indemnification provided for in this Section 9 shall be available to any party who shall fail so to give notice if the party to whom such notice was not given was unaware of the action, suit, investigation, inquiry or proceeding to which the notice would have related and was prejudiced by the failure to give the notice, but the omission so to notify such indemnifying party or parties of any such service or notification shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party otherwise than on account of such indemnity agreement. Any indemnifying party shall be entitled at its own expense to participate in the defense of any action, suit or proceeding against, or investigation or inquiry of, an indemnified party. Any indemnifying party shall be entitled, if it so elects within a reasonable time after receipt of the notice by giving written notice to the indemnified party, to assume the entire defense of such action, suit, investigation, inquiry or proceeding, in which event such defense shall be conducted, at the expense of the indemnifying party or parties, by counsel chosen by such indemnifying party or parties and reasonably satisfactory to the indemnified party or parties; PROVIDED, HOWEVER, that (i) if the indemnified party or parties reasonably determine that there may be a conflict between the positions of the indemnifying party or parties and of the indemnified party or parties in conducting the defense of such action, suit, investigation, inquiry or proceeding or that there may be legal defenses available to such indemnified party or parties different from or in addition to those available to the indemnifying party or parties, then counsel for the indemnified party or parties shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party or parties and (ii) in any event, the indemnified party or parties shall be entitled to have counsel chosen by such indemnified party or parties participate in, but not conduct, the defense. If an indemnifying party gives a notice that it intends to assume the defense of any action, suit, investigation, inquiry or proceeding and the counsel chosen by the indemnifying party or parties is reasonably satisfactory to the indemnified party or parties, the indemnifying party or parties will not be liable under this Section 9 for any legal or other expenses subsequently incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding, except that (A) the indemnifying party or parties shall bear the legal and other expenses incurred in connection with the conduct of the defense as referred to in clause (i) of the proviso to the preceding sentence (provided, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm for all such indemnified parties) and (B) the indemnifying party or parties shall bear such other expenses as it or they have authorized to be incurred by the indemnified party or parties. If the indemnifying party or parties fail to provide such notice within a reasonable period of time, it shall be responsible for any legal or other expenses incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding

               (ii) An indemnifying party will not, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit or proceeding.

       10.      TERMINATION OF AGREEMENT.

          (a) TERMINATION. This Agreement may be terminated as follows:

               (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2000, by reason of the failure of any condition precedent under
          Section 8(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2000, by reason of the failure of any condition precedent under
          Section 8(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

               (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to this Section 10, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach).

       11.      MISCELLANEOUS.

               (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Buyer and the Seller contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the other Party and shall survive for a period of 36 months after the Closing Date.

               (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure.

               (c) NO THIRD-PARRY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, whether written or oral, to the extent they have related in any way to the subject matter hereof.

               (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

               (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (h) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:                           Transgenomic, Inc.
                                                     5600 South 42nd Street
                                                     Omaha, Nebraska  68107
                                                     Attention:  Mr. Collin
                                                     J. D'Silva

         Copy to:                                    Steven P. Amen
                                                     Kutak Rock LLP
                                                     1650 Farnam Street
                                                     Omaha, Nebraska  68102

         If to the Buyer:                            SD ACQUISITION, INC.
                                                     5600 South 42nd Street
                                                     Omaha, Nebraska  68107
                                                     Attention:  Mr. Stephen
                                                     F. Dwyer

         Copy to:                                    Michael L. Lazer
                                                     Dwyer, Smith, Gardner,
                                                     Lazer, Pohren, Rogers
                                                     & Forrest
                                                     8712 West Dodge Road,
                                                     Suite 400
                                                     Omaha, Nebraska 68114

     Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nebraska.

          (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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

          (l) EXPENSES. Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          (p) TAX MATTERS.

               (i) The Seller will be responsible for the preparation and filing of all Tax Returns of the Seller for all periods as to which Tax Returns are due before and after the Closing Date. The Seller will make all payments required with respect to any such Tax Return.

               (ii) The Buyer will be responsible for the preparation and filing of all Tax Returns of the Buyer for all periods as to which Tax Returns are due before and after the Closing Date. The Buyer will make all payments required with respect to any such Tax Return.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                         SD ACQUISITION INC.


                                         By:  /S/ Stephen F. Dwyer
                                              --------------------
                                              Stephen F. Dwyer, President and
                                              Chief Executive Officer


                                         TRANSGENOMIC, INC.


                                         By:  /S/ Collin J. D'Silva
                                              ---------------------
                                              Collin J. D'Silva, Chief
                                              Executive Officer


                                         /S/ Collin J. D'Silva
                                             -----------------
                                         Collin J. D'Silva, in his individual
                                         capacity solely for purposes of the
                                         covenant contained in Section 7(e)
                                         hereof



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